            As filed with the Securities and Exchange Commission on July 6, 1998
                                                      Registration No: 333-52703
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          -----------------------------

                         PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                       --

                            JMAR TECHNOLOGIES, INC.

             (Exact name of Registrant as specified in its charter)

              DELAWARE                                      3845                                            68-0131180
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)  (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
            INCORPORATION)

                           3956 Sorrento Valley Blvd.
                           San Diego, California 92121
                                 (619) 535-1706

(Address including zip code and telephone number, including area code of Registrant's principal executive offices and principal place of business)

                               Dennis E. Valentine
                             Chief Financial Officer
                           3956 Sorrento Valley Blvd.
                               San Diego, CA 92121
                                 (619) 535-1706

(Name, address, including zip code and telephone number, including area code, of agent for service)

                                    Copies to
                            Joseph G. Martinez, Esq.

                                General Counsel
                           3956 Sorrento Valley Blvd.
                              San Diego, CA 92121
                                 (619) 535-1706


Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.






If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

PROSPECTUS



                            JMAR TECHNOLOGIES, INC.

                                1,298,479 Shares
                                 of Common Stock

                                 ---------------



            This Prospectus relates to the sale by certain persons (the "Selling Stockholders") of 1,298,479 shares of common stock, $.01 par value per share (the "Common Stock"), of JMAR Technologies, Inc. (formerly JMAR Industries, Inc.), a Delaware corporation (the "Company"). See "Selling Stockholders". The Company is not offering any shares hereunder and will not receive any of the proceeds from the sale of shares by the Selling Stockholders. Certain of the shares offered hereby are issuable under outstanding warrants held by the Selling Stockholders. The Company will receive proceeds represented by the exercise price of such options and warrants if exercised by the holders thereof. All of the securities registered hereunder were issued in connection with a private placement. See "Prospectus Summary -- The Offering." It is anticipated that the Selling Stockholders will offer such shares from time to time in the over-the-counter market at the then prevailing market prices and terms or in negotiated transactions and without the payment of any underwriting discounts or commissions, except for usual and customary selling commissions paid to brokers or dealers. The Selling Stockholders also may sell such shares from time to time pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Act").



            The Common Stock is traded on the National Association of Securities Dealers Automated Quotation System National Market System ("NASDAQ - NMS") under the symbol "JMAR". The average of the high and low prices for the Common Stock as reported by NASDAQ was $2.61 on July 1, 1998.


THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY ANYONE WHO CANNOT AFFORD THE LOSS OF HIS ENTIRE INVESTMENT. SEE "RISK FACTORS" ON PAGES 5-7 OF THIS PROSPECTUS FOR A DESCRIPTION OF SEVERAL RISK FACTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The Company has agreed to bear all of the expenses (other than selling commissions and fees and expenses of counsel or other advisors to the Selling Stockholders) in connection with the registration of the Common Stock being offered by the Selling Stockholders. See "Selling Stockholders" and "Plan of Distribution." The Company has also agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act of 1933. The total expenses to be paid by the Company for this offering are estimated at $9,000.




                  The date of this Prospectus is July __, 1998

                              AVAILABLE INFORMATION

            The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files regular reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following regional offices: Los Angeles Regional Office, 5757 Wilshire Blvd., Suite 500 East, Los Angeles, California 90036-3648; Chicago Regional Office, Everett McKinley Dirksen Building, 219 S. Dearborn Street, Room 1704, Chicago, Illinois 60604; New York Regional Office, 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Website that contains reports, proxy statements and other information filed by the Company located at http://www.sec.gov

            The Company's Common Stock and Redeemable Common Stock Purchase Warrants are quoted on the NASDAQ System. Any such reports, proxy statements or other information filed by the Company can also be inspected at the offices of the NASDAQ, 1735 K Street, N.W., Washington, D.C. 20006-1500.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The following documents (or specified portions thereof) filed with the Commission by the Company are incorporated by reference herein as of their respective dates and are made a part hereof:

            (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

            (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

            (c) The description of Common Stock contained in "Description of Securities" in the Company's Registration Statement on Form 8-A, dated April 3, 1990, as amended on a Form 8, dated April 9, 1990, filed pursuant to Section 12(b) of the Exchange Act;


            (d)   The Company's Form 8-K, filed May 31, 1996, pursuant to
                  Section 13(a) under the Securities Act of 1934, describing the acquisition of approximately 94 percent of the outstanding common stock of California ASIC Technical Services, Inc. and the Company's Form 8-K/A, filed August 6, 1996 related thereto.



            (e)   The Company's Form 8-K, filed March 2, 1998, pursuant to
                  Section 13(a) under the Securities Act of 1934, containing the press release which announced the Company's extension until April 20, 1998 of its warrants that trade on the NASDAQ National Market System.


            (f) The Company's Application for Withdrawal from Listing of Securities, filed March 2, 1998, pursuant to Section 12(d) of the Securities Act of 1934 and Rule 12d2-2(d) to request the withdrawal from listing on the Boston Stock Exchange of the Company's Units consisting of one share of common stock and one warrant.

           (g)    The Company's Form 8-K, filed June 17, 1998, pursuant to
                  Section 13(a) under the Securities Act of 1934, describing the Company's name change and reporting the results of the Company's Consent Solicitation to amend the Company's publicly traded Warrants.


            All documents filed by the Company with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities hereby shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of the filing of such documents.

            Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

            The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents that have been incorporated herein by reference, except for the exhibits to such documents which are not specifically incorporated herein by reference. Requests should be directed to Corporate Secretary, JMAR Technologies, Inc., 3956 Sorrento Valley Blvd., San Diego, California 92121; (619) 535-1706.


                               PROSPECTUS SUMMARY

            The following is a summary of certain information contained in this Prospectus and is qualified in its entirety by the more detailed information included herein and incorporated herein by reference.


            JMAR Technologies, Inc. (the "Company" or "JMAR") develops, manufactures and markets precision measurement, process control and laser manufacturing systems to enable its customers to produce smaller, faster, better and less expensive precision microelectronics products. JMAR also provides custom semiconductor products and is a leading developer of advanced lithography sources for production of higher performance semiconductor circuits for future electronic systems. JMAR primarily operates through three fully integrated divisions located in Southern California:

            JMAR Precision Systems, Inc. (formerly PACIFIC PRECISION LABORATORIES, INC.), the Company's equipment manufacturing division located in Chatsworth, California, northwest of Los Angeles, where JMAR's precision manufacturing products are produced. These currently include: Measurement and Inspection Systems - non-contact systems to measure and inspect microelectronics (primarily semiconductors and disk drives) parts for both process control and quality assurance purposes; Positioning and Motion Control Systems - to improve the precision of microelectronics manufacturing; and Laser Processing Systems - which perform the highly precise welding, cutting, drilling and other precision material removal processes required by the microelectronics industry.

            JMAR Research, Inc. (formerly JMAR TECHNOLOGY CO.), the Company's research and development center in San Diego, where JMAR's Emerging Products are developed, including: The Britelight(TM) family of new, patented, high performance solid state lasers which provide the basis for a range of precision, high throughput electronic equipment manufacturing systems and leading-edge, compact X-ray lithography sources to enable semiconductor producers to make much smaller and faster electronic circuits than are currently available.

            JMAR Semiconductor, Inc. (formerly CALIFORNIA ASIC, INC.), the Company's semiconductor design and engineering facility located south of Los Angeles in Irvine, California. Using advanced design tools and established foundry relationships with semiconductor producers, this "fab-less" semiconductor supplier is capable of providing chips for many different applications to a wide range of customers.


            JMAR was founded in 1987 and went public in 1990. Its shares of Common Stock and Redeemable Common Stock Purchase Warrants trade on the NASDAQ National Market System under the symbols: JMAR and JMARW, respectively. The Company maintains its executive offices at 3956 Sorrento Valley Boulevard, San Diego, California 92121 and its telephone number is (619) 535-1706. Unless otherwise indicated, all references to the Company include the Company and its subsidiaries.

                               RECENT DEVELOPMENTS


            During April, 1998, the Company mailed its Definitive Warrant Consent Solicitation Statement to the holders of its publicly traded redeemable common stock purchase warrants (the "Warrants") pursuant to which the Company solicited the holders' consent to the following amendments to the Warrants: (i) an extension of the term of the Warrants to May 15, 2000; (ii) an increase in the exercise price from $4.68 per share to $5.50 per share; and (iii) an adjustment to the existing redemption provision to provide that the Company may redeem the Warrants if the average closing price of the Company's Common Stock is $7.00 or more over a period of ten consecutive trading days. Holders of a total of 2,443,549 Warrants consented to the amendments. The remaining 262,333 Warrants expired on May 15, 1998 due to either the receipt of a negative vote or the failure of the holders to respond by the May 15, 1998 deadline. The Company has reserved the right to amend Warrants held by holders who did not respond to the Warrant Consent Solicitation by the deadline in circumstances where the Company, in its sole discretion, deems it appropriate.

            On April 23, 1998, the Company announced that it received three orders totaling approximately $1.5 million and on June 10, 1998, it announced that it received three additional orders totaling approximately $2,230,000 for its Polaris(TM) computer disk drive manufacturing workstations from a major worldwide computer and hard disk drive manufacturer. The systems perform on-line inspection of computer disk drive read-write heads, including advanced magnetoresistive and giant magnetoresistive thin film magnetic heads prior to their installation into the disk drive. The workstations help create digitized images of those heads to accelerate inspection throughput, reduce the cost of the inspection process and improve manufacturing process control.

     On June 3, 1998, the Company announced that it changed its name to JMAR Technologies, Inc. from JMAR Industries, Inc. In addition, the names of its subsidiaries were also changed. The name changes were prompted by the significant strategic and operational advances, sustained financial growth and the greater level of integration of its inter-division operations that resulted from the Company's restructuring in 1994.

     On June 24, 1998, the Company announced that it received an additional $950,000 of contract funding from the U.S. Army Research Laboratory, sponsored by the Defense Advanced Research Projects Agency, to continue development of the Company's Picosecond X-ray Source for semiconductor lithography applications.


                                  THE OFFERING


Securities Offered (1)................................................    1,298,479 Shares of Common
                                                                          Stock, $.01 par value.

Common Stock outstanding prior to Offering (2)........................    18,087,906 Shares

Common Stock outstanding after the Offering  assuming issuance of all 266,160 shares underlying the options and
warrants described in footnote (1) ...................................    18,354,066 Shares

Risk Factors..........................................................    The securities offered hereby
                                                                          involve a high degree of risk.
                                                                          See "Risk Factors" commencing on
                                                                          page 5.


-----------------------------

(1) Includes 1,032,319 shares which are currently outstanding and 266,160 shares which are not outstanding and which are issuable upon exercise of outstanding options and warrants. Of the 266,160 shares issuable upon exercise of options and warrants, 250,000 are exercisable at a price of $4.40 per share and 16,160 are exercisable at a price of $4.00 per share.

(2) Does not include shares of Common Stock subject to issuance upon exercise of outstanding options and other warrants. See "Risk Factor" number 2.

                                  RISK FACTORS


THIS OFFERING INVOLVES SUBSTANTIAL INVESTMENT RISK AND SHARES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. IN EVALUATING AN INVESTMENT IN THE COMPANY AND ITS BUSINESS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AS WELL AS OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS AND INCORPORATED BY REFERENCE HEREIN.

      1. SIGNIFICANT CASH REQUIREMENTS. The Company's cash requirements have been and will continue to be significant. The Company's negative cash flow from operations for the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1998 was $1,625,119, $413,687, $1,951,488 and
$1,203,264, respectively. These negative cash flows are primarily related to increases in current assets, primarily accounts receivable and inventories. To the extent the Company requires additional financing for operations, in connection with acquisitions or otherwise, there can be no assurance that such future financings will be available to the Company on acceptable terms.


      2. SHARES ELIGIBLE FOR SALE; OUTSTANDING RIGHTS TO ACQUIRE COMMON STOCK; MARKET OVERHANG FROM OUTSTANDING RIGHTS. As of the date of this Prospectus, the Company had outstanding 18,087,906 shares of Common Stock of which (i) 18,076,273 shares are freely transferable without restriction or further registration under the Securities Act (including 1,032,319 covered by this Prospectus) and (ii) 11,633 shares are "restricted securities" within the meaning of Rule 144 under the Securities Act. Under Rule 144, if certain conditions are met, any restricted shares owned for more than one year but less than two years by non-affiliates and any shares owned by affiliates of the Company may be sold within any three month period in an amount which does not exceed the greater of one percent of the total number of shares outstanding or the average weekly trading volume of such shares during the four calendar weeks prior to such sale. After a two year holding period is satisfied, persons who are not "affiliates" of the Company are permitted to sell such shares without regard to these volume restrictions. "Affiliates" of the Company consist of all officers and directors of the Company and all holders of ten percent (10%) or more of the outstanding shares of Common Stock.

      As of July 1, 1998, there were 6,366,669 shares of Common Stock subject to issuance upon exercise of outstanding options and warrants, including 266,160 shares of Common Stock offered hereby and 5,356,763 shares which are included in currently effective registration statements or are issuable under warrants issued pursuant to Regulation S. Included in the 6,366,669 shares are 4,299,769 shares issuable upon exercise of options or warrants which are either (i) not currently exercisable; (ii) exercisable at prices in excess of the average of the high and low prices of the Company's Common Stock on July 1, 1998 ($2.61) or
(iii) are not included in currently effective registration statements or issuable under warrants issued pursuant to Regulation S such that these shares would not be freely tradable upon issuance. Included in the 4,299,769 shares are 2,694,049 shares issuable upon exercise of options or warrants which are exercisable at prices of $4.40 or higher. To the extent that outstanding options and warrants are exercised prior to their expiration dates and other securities are converted, additional equity investment funds will be paid into the Company at the expense of dilution to the interests of the Company's stockholders. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of outstanding options and warrants and other securities can be expected to exercise or convert them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in such securities. The exercise of the Company's outstanding warrants and options, or a substantial portion thereof, and sale of the shares issued upon exercise could adversely affect the market price of the Common Stock.

      3. GOVERNMENT REGULATION. The Company's research and development subsidiary is subject to regulation in connection with its government R&D contract work. In addition, JMAR Research is subject to audit by the U.S. Government (the "Government") of its costs incurred under Government contracts and to safety audits by various Government agencies.


      4. POSSIBLE FLUCTUATIONS IN OPERATING RESULTS. The Company's operating results are likely to vary from period to period as a result of the Company's sales cycle.

      5. LIMITED PRODUCT LINE; UNCERTAINTY OF MARKET ACCEPTANCE AND MARKET PENETRATION. The markets for certain of the Company's products may be saturated. There can be no assurance that the Company will achieve greater penetration in such markets. Achieving market acceptance for the Company's new and proposed products requires substantial marketing and sales efforts and the expenditure of significant funds to create customer awareness of and demand for the Company's products. There can be no assurance that recent or future additions to the Company's product lines will achieve market acceptance or result in significantly increased levels of revenues.

      6. RESEARCH AND DEVELOPMENT COSTS. The development of sophisticated laser and microelectronics manufacturing products is a lengthy and capital intensive process and is subject to unforeseen risks, delays, problems and costs. There can be no assurance that the Company will be able to successfully develop any additional products or enhance existing products, or that unanticipated technical or other problems will not occur which would result in delays in the Company's development program. Failure to complete development of a product on a timely basis could result in the complete loss of the funds committed by the Company to that product, which could be substantial.

      7. PRODUCT DEFECTS. Products as complex as the Company's may contain certain defects which from time to time become apparent subsequent to commercial use. Remedying such defects could require significant modifications at substantial costs to the Company.

      8. DEPENDENCE ON SUPPLIERS; NO ASSURANCE OF CONTINUOUS AND TIMELY PRODUCTION. The Company is dependent upon outside suppliers for components used in the manufacture of its products. Failure to maintain satisfactory agreements with suppliers could have a material adverse effect on the Company. There can be no assurance that in the future its current or alternative sources will be able to meet all of the Company's demands on a timely basis. Unavailability of parts or components used in the manufacture of its products could require the Company to re-engineer its products to accommodate available substitutions, which could increase costs to the Company or have a material adverse effect on manufacturing schedules, product performance and market acceptances.

      9. COMPETITION; POSSIBLE TECHNOLOGICAL OBSOLESCENCE. The markets for the Company's products are highly competitive and are characterized by rapid technological change and evolving industry standards. Development by others of new or improved products, processes or technologies may make the Company's products obsolete or less competitive. The ability of the Company to compete is dependent on the Company's ability to continually enhance and improve its products and to successfully develop and market new products. Many of the Company's competitors have greater financial, managerial and technical resources than the Company. There can be no assurance that the Company will successfully differentiate itself from its competitors, that the market will consider the Company's products to be superior to its competitors' products or that the Company will be able to adapt to evolving markets and technologies, develop new products or achieve and maintain technological advantages.

      10. PATENTS AND PROPRIETARY RIGHTS. The Company relies, to a significant extent, on patents, trade secrets and confidentiality agreements to protect its proprietary technology. There can be no assurance as to the breadth or degree of protection which existing or future patents, if any, may afford the Company, or that patents will not be circumvented or invalidated, or that the Company's products do not and will not infringe on patents or violate proprietary rights of others. In the event a patent infringement claim is asserted against the Company, or the Company is required to enforce its rights under an issued patent, the cost of such actions may be very high, whether or not the Company is successful. While the Company is unable to predict what such costs, if any, will be if the Company is obligated to pursue patent litigation, its ability to fund its operations and to pursue its business goals may be substantially impaired.

      11. RELIANCE ON FOREIGN SALES. The Company derives a portion of its revenues from shipments to foreign markets and expects to continue to be dependent upon such markets. Revenues from shipments to foreign markets were $1,801,440, $3,405,448 and $8,938,375 for the years ended December 31, 1995,
1996 and 1997, respectively. Included in those amounts are Asian shipments of $1,684,083, $1,420,767 and $4,225,013 for the years ended December 31, 1995,
1996 and 1997, respectively. The majority of the shipments to Asia in 1997 were to foreign facilities of U.S. based companies. Although the Company denominates its foreign shipments in U.S. dollars, it is subject to various risks inherent in foreign trade, including economic or political instability, shipping delays, fluctuations in foreign currency rates, custom duties and import quotas and other trade restrictions, all of which could have a significant impact on the Company's ability to deliver its products on a timely and competitive basis.

      12. GOVERNMENT BUDGET CONSTRAINTS. Certain of the Company's research and development activities are partially dependent on Government sponsorship, particularly by the U.S. Department of Defense ("DOD"). The DOD's overall budget is undergoing intense scrutiny and is subject to significant reduction as a result of current world events. This may result in fewer funds available for the contracts the Company is seeking from the DOD and could adversely affect the Company's ability to maintain a profitable R&D contract business.

      13. PRODUCT LIABILITY. The Company may be exposed to potential product liability claims arising out of the use of the Company's products. Although the Company currently maintains product liability insurance, there can be no assurance that such insurance will be sufficient to cover potential claims or that the present level of coverage will be available in the future at a reasonable cost. A partially or completely uninsured successful claim against the Company could have a material adverse affect on the Company.

      14. RELIANCE UPON KEY EMPLOYEES. The success of the Company is substantially dependent on the efforts of certain key personnel of the Company. The loss of such key personnel could adversely affect the Company's business and prospects. In such event, there can be no assurance that the Company would be able to employ qualified persons on terms favorable to the Company. In seeking qualified personnel, the Company will be required to compete with companies having greater financial and other resources than the Company. Since the future success of the Company is, in part, dependent upon its ability to retain or attract qualified personnel, the Company's failure to do so could have a materially adverse impact on the business of the Company.

      15. NO DIVIDENDS. The Company has never paid cash dividends and intends, for the foreseeable future, to retain its earnings, if any, to finance its business. Future dividend policy will depend on the Company's earnings, capital requirements, financial condition, debt covenants and other factors considered relevant by the Company's Board of Directors.

      16. UTILIZATION OF NET OPERATING LOSS CARRYFORWARD. Realization of future tax benefits from utilization of the Company's net operating loss carryforwards for income tax purposes is limited by changes in ownership in 1990, 1992 and 1993. In addition, the net operating losses of acquired companies are also subject to separate change of ownership limitations.

      17. AUTHORIZATION AND ISSUANCE OF PREFERRED STOCK. The Company's Board of Directors is authorized to issue up to 5,000,000 shares of Preferred Stock, of which no shares are currently outstanding. The Board of Directors has the power to establish the dividend rates, liquidation preferences, voting rights, redemption and conversion terms and privileges with respect to any series of Preferred Stock. The issuance of any shares of Preferred Stock having rights superior to those of the Common Stock may result in a decrease in the value or market price of the Common Stock. Holders of Preferred Stock may have the right to receive dividends, certain preferences in liquidation and conversion rights. The issuance of Preferred Stock could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of the Company without further vote or action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock.

      18. NASDAQ-NMS MAINTENANCE REQUIREMENTS; POSSIBLE DELISTING OF SECURITIES FROM NASDAQ-NMS SYSTEM. The Board of Governors of the National Association of Securities Dealers, Inc. has established certain standards for the continued listing of a security on the NASDAQ National Market System ("NASDAQ-NMS"). The current maintenance standards for continued listing of the Company's Common Stock on the NASDAQ-NMS require, among other things, that an issuer have (i) net tangible assets of at least $4 million; and (ii) a minimum bid price of $1. As of March 31, 1998, the Company's net tangible assets were $12,184,344. There can be no assurance, however, that the Company will satisfy the requirements for maintaining a NASDAQ-NMS listing in the future. If the Company's securities were excluded from NASDAQ-NMS, it could adversely affect the prices of such securities and the ability of holders to sell them.

                                 USE OF PROCEEDS


      The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.


                              SELLING STOCKHOLDERS


            The following table sets forth as of July 1, 1998 certain information regarding the beneficial ownership of the Company's Common Stock by the Selling Stockholders. The entities shown in the table have sole voting and investment power with respect to the shares. Neither the Selling Stockholders nor any of their affiliates hold any position or office with the Company or have any other material relationship with the Company other than as a holder of the securities listed below.


                           Number of                                              Number of            Percent of
                           Shares of          Percent of                          Shares               Shares
                           Common             Shares of         Number of         Remaining if         Outstanding
                           Stock              Common            Shares            All Shares           if All Shares
                           Beneficially       Stock             Being             Registered           Registered
Name and Address           Owned              Outstanding       Registered        Are Sold             Are Sold
-------------------        -----              -----------       ----------        --------             --------
Kernco Trust SA (1)
2 rue Jargonnaut
CH-1211 Geneva 6
Switzerland                 1,250,000          6.82%               1,250,000             0              0.00%

Baytree Associates,
Inc.(2)
40 Wall Street,
58th Floor
New York, NY 10005            409,979          2.22%                  48,479       361,500              1.96%


(1) Includes 250,000 shares which are issuable upon exercise of currently exercisable warrants.

(2) Includes 377,660 shares which are issuable upon exercise of currently exercisable options and warrants.

                              PLAN OF DISTRIBUTION


            Following the date of this Prospectus, the Selling Stockholders will be able to sell shares covered hereunder from time to time in one or more transactions in the over-the-counter market at prices and on terms prevailing on the date of the sale or in negotiated transactions or otherwise. The shares beneficially owned by Kernco Trust SA are subject to the following limitation on the number of shares which may be sold: (i) 500,000 shares may be sold at any time; (ii) an additional 250,000 shares may be sold commencing on August 20, 1998; and (iii) the remaining 250,000 shares may be sold commencing on November 20, 1998. The shares issuable under the Warrants beneficially owned by Kernco Trust SA and registered herein may only be sold on the same prorata basis in accordance with the same schedule. The Company has not been advised when, or even whether, the Selling Stockholders intend to sell such shares.


            The Selling Stockholders may pay customary brokerage commissions on the sale transactions. The Selling Stockholders and the brokers and dealers through whom sales of the shares are made may be deemed "underwriters" within the meaning of the Act and any and all payments to brokers/dealers associated with a distribution may be considered to be underwriting compensation. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including those arising under the Securities Act of 1933. If the Selling Stockholders should, collectively, engage a broker or dealer to sell a material portion of the Common Stock offered hereby, the Company may be required to file a post-effective amendment to this Registration Statement to show a change in the plan of distribution. The shares of Common Stock will be offered on a delayed or continuous basis pursuant to Rule 415 under the Act.
                                     EXPERTS

            The consolidated financial statements and schedules of the Company dated December 31, 1997 and 1996 and for the three years ended December 31, 1997 incorporated by reference in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                  LEGAL MATTERS

            The legality of the Securities offered hereby is being passed upon for the Company by Parker, Milliken, Clark, O'Hara & Samuelian, Professional Corporation, Los Angeles, California.

                             ADDITIONAL INFORMATION

            The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C., a Registration Statement on Form S-3 under the Securities Act of 1933 with respect to the securities offered hereby.

            This Prospectus, filed as a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information pertaining to the shares of Common Stock offered hereby and to the Company, reference is made to the Registration Statement, including the exhibits filed as a part thereof and the documents containing the information which is incorporated by reference herein. Copies of the Registration Statement and the exhibits thereto may be obtained as set forth on page 2 of this Prospectus.

            No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or solicitation to any person in any jurisdiction where such offer or solicitation would be unlawful. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. Neither delivery of this Prospectus nor any sales hereunder shall, under any circumstances, create an implication that there has been no change in the facts herein set forth since the date hereof.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



            The following is an itemized statement of expenses of the Company in connection with the issuance and sale of the securities being registered:


Securities and Exchange Commission registration fee ..............                  $  988

Printing expenses ................................................                   1,000

Accounting fees and expenses .....................................                   1,000

Legal fees and expenses ..........................................                   5,000

Miscellaneous expenses ...........................................                   1,012
                                                                                    ------

             Total ...............................................                  $9,000
                                                                                    ======


            The amounts are estimated except for the registration fee. The Company has agreed to pay the above expenses of the Selling Stockholder in connection with the Offering.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

            Article V of the Bylaws of the Company provides that directors, officers, employees and agents of the Company or a subsidiary of the Company shall be indemnified against liabilities incurred by them while acting in such capacities, including liabilities arising under the Securities Act, except to the extent prohibited by then applicable law. Article V also provides for the advance of expenses incurred in defending any proceeding prior to the final disposition thereof, except to the extent prohibited by then applicable law. The right of indemnification provided shall not be exclusive of any right the party may have by law, or under any agreement, insurance policy, vote of the Board of Directors or Stockholders or otherwise. The Company shall have the power to purchase and maintain insurance on behalf of any indemnifiable party against any liability asserted against or incurred by the indemnifiable party in such capacity.

            Section 145 of the Delaware General Corporation Law generally provides that indemnification will only be available where an officer or director can establish that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.

            The Company maintains a director's and officer's liability insurance policy which indemnifies directors and officers for certain losses arising from a claim by reason of a wrongful act, as defined, under certain circumstances, in his capacity as a director or officer of the Company or any of its subsidiaries.

            See the last paragraph of Item 17, "Undertakings" which is incorporated by reference in response to this Item 15.

ITEM 16.  EXHIBITS


EXHIBIT
  NO.                                DESCRIPTION
-------        -----------------------------------------------------------

4.1(1)         Form of Common Stock Certificate.

5.1(2) Opinion of Parker, Milliken, Clark, O'Hara & Samuelian, Professional Corporation.

23.1(2) Consent of Parker, Milliken, Clark, O'Hara & Samuelian, Professional Corporation is included in Exhibit 5.1 hereto.

23.2(2)        Consent of Arthur Andersen LLP.


24.1(2) Power of Attorney (see signature page in Part II of this Registration Statement).



------------------------

(1) Incorporated by reference to the exhibit filed with the Company's Registration Statement on Form S-1 (No. 33-47390) filed on April 22, 1992 and amended November 23, 1992, January 11, 1993, January 27, 1993, February 9, 1993, February 11, 1993, February 12, 1993 and declared effective on February 16, 1993.

(2)   Filed Previously

ITEM 17.     UNDERTAKINGS

The undersigned Company hereby undertakes:

                   1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                            (i) To include any prospectus required by Section
                   10(a)(3) of the Securities Act of 1933;

                            (ii) To reflect in the prospectus any facts or
                   events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                            (iii) To include any material information with
                   respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the registration statement.

                   2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                   3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             The undersigned Company hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            Insofar as indemnification of liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) if asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 2nd day of July, 1998.



                                             JMAR INDUSTRIES, INC.

                                             By: /s/ Dennis E. Valentine
                                                 -----------------------------
                                                 Dennis E. Valentine,
                                                 Chief Financial Officer







Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on July 2, 1998, in the capacities indicated.




               Signature                              Title
               ---------                              -----

     /s/ JOHN S. MARTINEZ               Chairman of the Board,
-----------------------------------     Chief Executive Officer and Director
     John S. Martinez

     /s/ DENNIS E. VALENTINE            Chief Financial Officer and Principal
-----------------------------------     Accounting Officer
     Dennis E. Valentine

     /s/ BARRY RESSLER*                 Director
-----------------------------------
     Barry Ressler

     /s/ C. NEIL BEER*                  Director
-----------------------------------
     C. Neil Beer

     /s/ JAMES H. BANISTER, JR.*        Director
-----------------------------------
     James H. Banister, Jr.

     /s/ VERNON H. BLACKMAN*            Director
-----------------------------------
     Vernon H. Blackman

*By: /s/ DENNIS E. VALENTINE
    -----------------------------
         Dennis E. Valentine,
          (Attorney-in-fact)